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              FORM 4



------------------------------------
    Check this box if no longer
    subject to Section 16.  Form 4
     or
    Form 5 obligations may
    continue. See Instruction

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Act of 1934, Section 17(a) of the Public Utility


 Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1(b)
(Print or Type Responses)
1.   Name and Address of Reporting Person*
      Baker       Christopher               Perry
      (Last)      (First)                   (Middle)
      120 Boylston Street
      (Street)
      Boston,           MA       02116
       (City)            (State)     (Zip)

2.    Issuer Name and Ticker or Trading Symbol
      Trans World Gaming Corp. (IBET)-

3.    IRS or Social Security Number of Reporting Person
      (Voluntary)
         ###-##-####

4.   Statement for
    Month/Year
         7/99

5. If Amendment,
    Date of Original
    (Month/Year)-

6.  Relationship of Reporting Persons(s) to Issuer
    (Check all applicable)

       Director                  X  10% Owner

       Officer (give                      ____  Other (specify below)
      title below)

     7.  Individual or Joint/Group Filing (Check Applicable Line)
                           Form filed by One Reporting Person
        X   Form filed by More than One Reporting Person


------------------------------------------------------------ ----------------
------------------------------------------------------------          -------



--------------------------------------------------------------------------------
Table I-- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------
              -------------- -------------------------------------

1. Title of Security
   (Instr. 3)

     Common Stock

2.  Trans-
    action
    Date

    (Month)/
    Day/Year)

     06/30/99
               -------------- -------------------------------------
              -------- ----- ----------- ------------ ------------





-------- ----- ----------- ------------ ------------ --------------------
-------- ----- ----------- ------------ ------------

-------- ----- ----------- ------------ ------------ --------------------
-------- ----- ----------- ------------ ------------ --------------------

-------- ----- ----------- ------------ ------------ --------------------


---------------- ------------------------------------

3.  Trans-       4.  Securities Acquired (A)Acquired (5.  Amount of         6.  Owner-    7.   Nature of
    action           or Disposed of (D)                   Securities            ship           Indirect direct
    Code             (Inst. 3, 4 and 5)                   Beneficially          Form:          Beneficial
    (Instr. 8)                                            Owned at              Direct         Owner-
                                                          End of Month          (D) or         ship
                                                                                Indirect
                             (A) or                       (Instr 3 and 4)       (I)
Code        V      Amount    (D)            Price                               (Instr.        (Instr. 4)
                                                                            4)  (Instr.4)
--------- ------ ----------- ------------ ----------- --------------------- ------------- ----------------
--------- ------ ----------- ------------ -----------
   P                30,000        A        0.32                467,500            D       Christopher
                                                                                          Perry Baker
--------- ------ ----------- ------------ ----------- --------------------- ------------- ----------------
--------- ------ ----------- ------------ ----------- --------------------- -------------

--------- ------ ----------- ------------ ----------- --------------------- ------------- ----------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Over)

* If the form is filed by more than one reporting person, see Instruction 5(b)(v). SEC 1474 (7-96)

Explanation of Responses:






**  Signature of Reporting Person
Date


* Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.




                                         JOINT FILER INFORMATION


Name:                               Anasazi Partners, Limited Partnership
Address:                   120 Boylston Street
                                    Boston, MA  02116
Designated Filer:          Christopher Baker
Issuer & Ticker Symbol:    Trans World Gaming Corp. (IBET)
Statement for Month/Year:  7/99
Signature:      ANASAZI PARTNERS, LIMITED PARTNERSHIP

                By:     CP BAKER LLC, its general partner


                By:     /S/ Christopher P. Baker
                    Name:  Christopher P. Baker
                    Title:        President


Name:                               CP Baker LLC
Address:                   120 Boylston Street
                                    Boston, MA  02116
Designated Filer:          Christopher Baker
Issuer & Ticker Symbol:    Trans World Gaming Corp. (IBET)
Statement for Month/Year:  7/99
Signature:                          CP BAKER LLC


                    By:     /S/ Christopher P. Baker
                    Name:  Christopher P. Baker
                    Title:        President


Name:                      C.P. Baker & Company, Ltd.
Address:                   120 Boylston Street
                           Boston, MA  02116
Designated Filer:          Christopher Baker
Issuer & Ticker Symbol:    Trans World Gaming Corp. (IBET)
Statement for Month/Year:  7/99
Signature:                 C.P. BAKER & COMPANY, LTD.


                          By:     /S/ Christopher P. Baker
                           Name:  Christopher P. Baker
                           Title:        President